Exhibit 3.2

EXECUTION COPY

LIMITED LIABILITY COMPANY AGREEMENT

OF

NBC UNIVERSAL MEDIA, LLC

This LIMITED LIABILITY COMPANY AGREEMENT OF NBC UNIVERSAL MEDIA, LLC (this “Agreement”) is entered into as of January 28, 2011, by Navy Holdings, Inc., a corporation organized under the laws of the State of Delaware (the “Member”), as the sole member of NBC Universal Media, LLC (the “LLC”), with reference to the following facts:

WHEREAS, NBC Universal, Inc. (the “Converting Corporation”) was a corporation incorporated in the State of Delaware;

WHEREAS, by unanimous written consent, the board of directors of the Converting Corporation adopted resolutions adopting and approving the conversion of the Converting Corporation to a Delaware limited liability company and this Agreement, and recommending the adoption of such conversion and this Agreement to the sole stockholder of the Converting Corporation, pursuant to Section 266 of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, by written consent, the sole stockholder of the Converting Corporation adopted and approved the conversion of the Converting Corporation to a limited liability company and the adoption of this Agreement pursuant to Section 266 of the DGCL;

WHEREAS, as of the date hereof, the Converting Corporation was converted to the LLC, a limited liability company (the “Conversion”), pursuant to Section 18-214 of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”) and Section 266 of the DGCL, by causing the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion to Limited Liability Company (the “Certificate of Conversion”) and a Certificate of Formation of the LLC (the “Certificate of Formation”); and

WHEREAS, pursuant to this Agreement and the Conversion, the sole stockholder of the Converting Corporation became a member of the LLC, all of the shares of capital stock in the Converting Corporation were converted into membership interests represented by 1,000 equal proportionate units of deemed par value $0.01 each of limited liability company interests (including fractional units) in the LLC (“Units”), and the sole stockholder of the Converting Corporation became the owner of all of the issued and outstanding Units.

NOW, THEREFORE, the Member by this Agreement sets forth the limited liability company agreement for the LLC.

ARTICLE I

ORGANIZATION AND PURPOSE

Section 1. Purpose of LLC. The purpose of the LLC is to engage in any lawful activity under the Act.

Section 2. Member and Holder of Units. The Member is hereby admitted as the sole member of the LLC and is granted 1,000 Units, representing all of the issued and outstanding Units. Schedule A hereto (as may be amended from time to time) sets forth, with respect to each Member of the LLC, the name of each Member, the total number of Units owned by each Member, and the address and other contact information for each Member.

Section 3. Term of LLC. The LLC shall be deemed to exist as of the date the Converting Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware. The term of the LLC shall continue until the dissolution of the LLC in accordance with this Agreement and the Act. This Agreement is hereby made effective as of the filing of the Certificate of Formation.

Section 4. Authority. The LLC and the Member, on behalf of the LLC, may execute, deliver and perform all contracts, agreements and certificates and other undertakings and engage in all activities and transactions as may be necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the objectives and purposes described in this Agreement, as determined by the Member in its sole discretion, and without any further act, vote or approval of any other person or entity, notwithstanding any other provision of this Agreement or the Act.

Section 5. Principal Executive Office. The principal executive office of the LLC shall be in the State of New York and shall be located at 30 Rockefeller Plaza, New York, New York 10112, or at any other place in the United States of America that the Member selects.

Section 6. Registered Agent and Office. The name and address of the LLC’s registered agent and registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

Section 7. Fiscal Year. The fiscal year of the LLC shall end on December 31.

Section 8. Conversion. Effective as of the time of the Conversion, (a) the Certificate of Incorporation of the Converting Corporation and the By-Laws of the Converting Corporation, each in effect on the date hereof, are replaced and superseded in their entirety by this Agreement in respect of all periods beginning on or after the Conversion, (b) the stockholder of the Converting Corporation immediately prior to the Conversion is automatically admitted to the LLC as a member of the LLC upon its execution of this Agreement, (c) all of the shares of stock in the Converting Corporation issued and outstanding immediately prior to the Conversion are converted into Units, as described herein, and (d) all certificates, if any, evidencing shares of capital stock in the Converting Corporation issued by the Converting Corporation and outstanding immediately prior to the Conversion shall be surrendered to the LLC and shall be canceled on the books and records of the Converting Corporation, and replaced with certificates representing Units, in accordance with this Agreement.

Section 9. Certificates of Formation and Conversion. John Apadula delivered and filed the Certificate of Formation and the Certificate of Conversion with the Secretary of State of the State of Delaware.

Section 10. Units and Unit Certificates.

(a) The Units shall represent a Member’s membership interest in the Company including, but not limited to, such Member’s share of the profits and losses of the Company, its rights in its capital account, its right to receive distributions of the Company assets, and any and all of the benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and of the Act.

(b) The LLC shall issue certificates in respect of Units in the form set forth in Exhibit A. Each certificate shall be signed by an authorized signatory on behalf of the LLC and shall set forth the number of Units represented by such certificate and the name of the owner thereof. Any and all signatures on any such certificates may be facsimiles. All certificates for Units shall be consecutively numbered or otherwise identified. The name of the person or entity to whom a certificate is issued and the number of Units represented thereby and date of issue shall be entered on the Register of Unit Certificates maintained by the LLC at an address in the United States as may be determined by the Member. Any certificate issued in violation of the provisions of this Agreement shall be void. For the purposes of this Agreement, the “Register of Unit Certificates” means the register of unit certificates of the LLC in the form attached hereto as Exhibit B.

ARTICLE II

MANAGEMENT AND DELEGATION OF AUTHORITY

Section 1. Management. The LLC shall be managed by the Member. Subject to the rights and powers of the Member and any limitations thereon, the Member may delegate to any person, any or all of its powers, rights and obligations. Any such delegation may be revoked at any time by the Member.

Section 2. Officers. The Member may appoint one or more officers of the LLC with such titles as the Member may deem necessary, appropriate, or desirable, and such officers shall hold their offices for such terms and shall exercise such power and perform such duties as shall be determined from time to time by the Member.

ARTICLE III

DISSOLUTION

Section 1. Events Giving Rise to Dissolution. The LLC shall dissolve upon the first to occur of the following, and upon no other event or occurrence:

(a) the written consent of the Member to dissolve the LLC;

(b) the occurrence of any event which makes it unlawful for the business of the LLC to be carried on;

(c) at any time there are no members of the LLC unless the LLC is continued in accordance with the Act;

(d) the entry of a decree of judicial dissolution under the Act; or

(e) an event otherwise provided under the Act.

The occurrence of any event set forth in Section 18-304 of the Act (Events of Bankruptcy) with respect to the Member of the LLC shall not cause such Member to cease to be a member of the LLC and, upon the occurrence of such an event, the LLC shall continue without dissolution.

In the event of dissolution, the LLC shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the LLC in an orderly manner), and the assets of the LLC shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act. Upon the cancellation of the certificate of formation of the LLC in accordance with the Act, the LLC and this Agreement shall terminate.

ARTICLE IV

GENERAL PROVISIONS

Section 1. Tax Characterization. It is the intention of the Member that the LLC be disregarded for federal income (and all conforming state income) tax purposes and that the activities of the LLC be deemed to be activities of the Member for such purposes. All provisions of the Certificate of Formation and this Agreement are to be construed so as to preserve that tax status under those circumstances.

Section 2. Amendments. This Agreement may be amended by a written agreement of amendment executed by the Member, but not otherwise.

Section 3. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to any conflicts of laws or choice of laws principles that would apply the laws of another jurisdiction.

Section 4. Successors and Assigns. Except as provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns.

ARTICLE V

INDEMNIFICATION

Section 1. Right to Indemnification. The LLC shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative is or was an officer of the LLC or, while an officer of the LLC is or was serving at the request of the LLC as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, association, trust or unincorporated organization or other entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person if such Covered Person acted in good faith and in a manner that such Covered Person reasonably believed to be in or not opposed to the best interests of the LLC and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful. Notwithstanding anything in this Agreement to the contrary, any indemnity under this

Article V, Section 2 by the LLC shall be provided out of and to the extent of LLC assets only, and the Member shall not have personal liability on account thereof.

Section 2. Advancement of Expenses. The LLC shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article V, or otherwise.

Section 3. Claims. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Article V is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the LLC, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful, in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the LLC shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 4. Non-exclusivity of Rights. The rights conferred on any Covered Person by this Article V shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of formation, this Agreement, any other agreement, vote of members or otherwise.

Section 5. Other Sources. The LLC’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, association, trust or unincorporated organization or other entity shall be reduced by any amount such Covered Person is entitled to collect and is collected as indemnification or advancement of expenses from such other limited liability company, corporation, partnership joint venture, associating trust or unincorporated organization or other entity.

Section 6. Insurance. The LLC may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the LLC, or is or was serving at the request of the LLC as a director or officer another limited liability company, corporation, partnership, joint venture, association, trust or other unincorporated organization or other entity against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the LLC would have the power to indemnify him or her against such liability under the provisions of this Article V, provided that such insurance is available on acceptable terms, which determination shall be made by the Member.

Section 7. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection hereunder of any Covered Person in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Covered Person and such person’s heirs, executors and administrators.

Section 8. Other Indemnification and Prepayment of Expenses. This Article V shall not limit the right of the LLC, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Section 9. Exculpation. No Covered Person shall be liable to the LLC or any other person or entity who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the LLC, in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement and in a manner that such Covered Person reasonably believed to be in or not opposed to the best interests of the LLC and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement, effective as of the date written above.

NAVY HOLDINGS, INC.
Sole Member

By:	/s/ Malvina Iannone
Name:	Malvina Iannone
Title:	Vice President and Secretary